Exhibit 10.2

BLACKSTONE / GSO SECURED LENDING FUND

Amended and Restated Dividend Reinvestment Plan

This Dividend Reinvestment Plan (the “Plan”) provides holders of common shares of beneficial interest (the “Shares”) of Blackstone / GSO Secured Lending Fund (the “Fund”) enrolled in the Plan (the “Participants”) with a convenient method of purchasing additional Shares by automatically reinvesting all or a portion of cash dividends on Shares. Each holder of Shares (a “Shareholder”) is advised as follows:

1.

Enrollment of Participants. A Shareholder automatically participates in the Plan, unless the Shareholder affirmatively elects in the Fund’s subscription documents not to participate. A Shareholder whose Shares are registered in the name of a nominee (such as an intermediary firm through which the Shareholder acquired Shares (an “Intermediary”)) must contact the nominee regarding the Shareholder’s status under the Plan.

2.

The Plan Administrator. DST Systems, Inc. (the “Plan Administrator”) acts as Plan administrator for each Participant. The Plan Administrator or its delegee Plan administrator will open an account for each Participant under the Plan in the same name as the one in which the Participant’s outstanding Shares are registered.

3.

Distributions. The Fund will declare all income dividends and/or capital gains distributions (collectively, “Distributions”) payable in Shares (or, as discussed below, at the option of Shareholders solely upon an affirmative election, in cash). Prior to a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which Shareholders receive shares of a publicly-traded company that continues to be managed by the Fund’s investment adviser or an affiliate thereof (an “Exchange Listing”), to the extent that a Participant reinvests Distributions in additional Shares, the Participant will receive an amount of Shares equal to the amount of the Distribution on that Participant’s Shares divided by the most recent fiscal quarter-end net asset value per Share that is available on the date such Distribution was paid (unless the Fund’s board of directors (the “Board”) determines to use the net asset value per share as of another time) (the “Reference NAV”). Shareholders receiving Distributions in the form of additional Shares will be treated for tax purposes as receiving a Distribution in the amount of cash that they would have received if they had elected to receive the Distribution in cash, unless the Fund issues additional Shares with a fair market value equal to or greater than the Reference NAV, in which case such Shareholders will be treated as receiving a Distribution in the amount of the fair market value of the distributed Shares. Following an Exchange Listing, to the extent that a Participant reinvests Distributions in additional Shares, the Participant will receive an amount of Shares equal to the amount of the Distribution on that Participant’s Shares divided by the market price per Share at the close of regular trading on the applicable stock exchange on the date of such Distribution, subject to the adjustments described below.

The market price per Share on a particular date shall be the closing price for such Shares on the applicable stock exchange on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. However, if the market price per Share exceeds the most recently computed net asset value per Share, the Fund shall issue Shares at the greater of (i) the most recently computed net asset value per Share and (ii) 95% of the current market price per Share (or such lesser discount to the current market price per Share that still exceeds the most recently computed net asset value per Share). Such Distributions shall be payable on such date or dates as may be fixed from time to time by the Board to Shareholders of record at the close of business on the record date established by the Board for the Distribution involved.

4.

Withdrawing from the Plan. A Participant may terminate its participation in the Plan at any time by sending a written notice to DST Systems, Inc., 333 W. 11th Street, 5th Floor, Kansas City, MO 64105, who, upon receipt of such notice, will cause the Participant to receive both income dividends and capital gain distributions, if any, in cash. A Participant holding Shares through an Intermediary may elect to receive cash by notifying the Intermediary (who should be directed to inform the Fund). A Shareholder is free to change this election at any time. If, however, a Shareholder requests to change its election within 95 days prior to a Distribution, the request will be effective only with respect to Distributions after the 95 day period.

5.

Recordkeeping. The Plan Administrator will reflect each Participant’s Shares acquired pursuant to the Plan together with the Shares of other Shareholders of the Fund acquired pursuant to the Plan in non-certificated form. Each Participant will be sent a confirmation by the Plan Administrator of each acquisition made for its account as soon as practicable, but not later than 60 days after the date thereof. Distributions on fractional Shares will be credited to each Participant’s account to three decimal places. In the event of termination of a Participant’s account under the Plan prior to an Exchange Listing, the Plan Administrator will adjust for any such undivided fractional interest in cash of the Reference NAV of the affected class of Shares at the time of termination. In the event of termination of a Participant’s account under the Plan following an Exchange Listing, the Plan Administrator will adjust for any such undivided fractional interest in cash of the market price per Share or other price per Share, as described above, of the affected class of Shares at the time of termination. Any Share Distributions or split Shares distributed by a Fund on Shares held by the Plan Administrator for Participants will be credited to their accounts.

6.	Fees. The Plan Administrator’s service fee for handling Distributions will be paid by the Fund.

7.	Termination of the Plan. The Plan may be terminated by the Fund at any time upon written notice to the Participants.

8.

Amendment of the Plan. These terms and conditions may be amended by the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or any applicable rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by sending written notice to the Participants at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s account under the Plan.

9.

Standard of Care. The Plan Administrator shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under the Plan and to comply with applicable law, but the Plan Administrator assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the negligence, bad faith or willful misconduct of the Plan Administrator or its employees.

10.	Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.